                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     UNITED STATES CELLULAR CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                   N/A
- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
               N/A
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
               N/A
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               N/A
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     4) Proposed maximum aggregate value of transaction:
               N/A
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     5) Total fee paid:
               N/A
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
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
UNITED STATES CELLULAR CORPORATION
8410 West Bryn Mawr Avenue
Suite 700
Chicago, Illinois 60631

                                                               [LOGO]

                                                  April 18, 1996
Dear Shareholders:

    You are cordially invited to attend the Company's 1996 Annual Meeting on Wednesday, May 15, 1996, at 10:00 a.m., Chicago time, at Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois, in the Auditorium. At the meeting, we will report on the plans and accomplishments of United States Cellular Corporation.

    The formal notice of the meeting, Proxy Statement and 1995 Annual Report are enclosed. The Proxy Statement contains information about the nominees for the Board of Directors. Class III directors are being elected at the 1996 annual meeting. In addition, shareholders are being asked to ratify the selection of independent public accountants for the current fiscal year. The Board of Directors recommends a vote "FOR" the nominees and "FOR" the proposal to ratify the selection of independent public accountants.

    The Board of Directors and members of our management team will be at the Annual Meeting to discuss our record of achievement and plans for the future. We would like to have as many shareholders as possible represented at the meeting. Therefore, please sign and return the enclosed proxy, whether or not you plan to attend the meeting.

    If you have any questions prior to the Annual Meeting, please call the External Reporting Department at (312) 399-8900.

    We look forward with pleasure to visiting with you at the Annual Meeting.

                            With very best regards,

      [SIGNATURE]                                [SIGNATURE]
LeRoy T. Carlson, Jr.                            H. Donald Nelson
Chairman                                         President and Chief Executive
                                                 Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                      AND
                                PROXY STATEMENT

To the Shareholders of

                       UNITED STATES CELLULAR CORPORATION

    The 1996 Annual Meeting of the Shareholders of United States Cellular Corporation, a Delaware corporation (the "Company" or "USM"), will be held at Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois, in the Auditorium, on Wednesday, May 15, 1996, at 10:00 a.m., Chicago time, for the following purposes:

    1.  to elect three Class III directors;

    2. to ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year; and

    3. to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    This Notice of Annual Meeting of Shareholders and Proxy Statement is first being sent to shareholders on or about April 18, 1996.

    The Board of Directors has fixed the close of business on March 29, 1996, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

    The Board of Directors would like to have all shareholders represented at the Annual Meeting. If you do not expect to be present, please sign and mail your proxy in the enclosed self-addressed envelope to Harris Trust and Savings Bank, 311 West Monroe Street, Chicago, Illinois 60606. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the Annual Meeting.

    On February 29, 1996, the Company had outstanding 52,780,383 Common Shares, par value $1.00 per share (excluding 426 shares held by the Company), and 33,005,877 Series A Common Shares, par value $1.00 per share. As of February 29, 1996, there were no outstanding shares of Preferred Stock, par value $1.00 per share, of the Company. The holder of Series A Common Shares will elect two Class III directors at the Annual Meeting, and the holders of Common Shares will elect one Class III director at the Annual Meeting. Telephone and Data Systems, Inc., an Iowa corporation ("TDS"), is the sole holder of Series A Common Shares. The holder of Series A Common Shares is entitled to ten votes for each Series A Common Share held in such holder's name with respect to all matters on which the holder of Series A Common Shares is entitled to vote at the Annual Meeting. Each holder of outstanding Common Shares is entitled to one vote for each Common Share held in such holder's name with respect to all matters on which the holders of Common Shares are entitled to vote at the Annual Meeting. Proxies are being requested from the holders of Common Shares in connection with the election of one Class III director to be elected by holders of Common Shares and the ratification of the selection of Arthur Andersen LLP.

                               VOTING INFORMATION

    Holders of Common Shares may, with respect to the election of the Class III director to be elected by the holders of Common Shares, vote FOR the election of such director nominee or WITHHOLD authority to vote for such director nominee. The holder of Series A Common Shares may, with respect to the election of the Class III directors to be elected by the holder of Series A Common Shares, vote FOR the election of such director nominees or WITHHOLD authority to vote for such director nominees. A shareholder may, with respect to the proposal to ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for 1996, (i) vote FOR ratification, (ii) vote AGAINST ratification or (iii) ABSTAIN from voting on the proposal. All properly executed and unrevoked proxies received in the accompanying form in time for the 1996 Annual Meeting will be voted in the manner directed therein. If no direction is made, a proxy by a holder of Common Shares will be voted FOR the election of the named director nominee to serve as a Class III director, a proxy by the holder of Series A Common Shares will be voted FOR the election of the named director nominees to serve as Class III directors and a proxy by any shareholder will be voted FOR the proposal to ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for 1996. If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted with respect to a particular matter, such non-votes will not be considered present and entitled to vote on such matter, although such votes may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum. The holders of a majority of the votes of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting, except that, in the case of matters such as the election of directors, where a separate vote by a class or classes is required, the holders of a majority of the votes of the stock of such class or classes, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter.

    The election of the Class III directors to be elected requires the affirmative vote of a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote on such matter at the Annual Meeting. Accordingly, if a quorum is present at the Annual Meeting, each person receiving the greatest number of votes by the holders of shares entitled to vote with respect to the election of such Class III director will be elected to serve as a Class III director. Since the election of each Class III director requires only the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote with respect to such matter, withholding authority to vote for the nominee and non-votes with respect to the election of the Class III directors will not affect the outcome of the election of the Class III directors.

    If a quorum is present at the Annual Meeting, the ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants for 1996 requires the affirmative vote of a majority of the voting power of the Common Shares and Series A Common Shares voting together and present in person or represented by proxy and entitled to vote on such matter at the Annual Meeting. A vote to abstain from voting on such proposal will be treated as a vote against such proposal. Non-votes with respect to such proposal will not affect the determination of whether such proposal is approved.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's Board of Directors is divided into three classes. Every year, one of the classes is elected to serve for three years. At the Annual Meeting, three Class III directors will be elected for terms of three years, or until their successors are elected and qualified. The nominees for election as Class III directors are identified in the table below. In the event any nominee, who has expressed an intention to serve if elected, fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee designated by the Board of Directors.

NOMINEES

             CLASS III DIRECTORS--TERMS SCHEDULED TO EXPIRE IN 1999

    The following persons, if elected at the Annual Meeting of Shareholders on May 15, 1996, will serve as Class III directors for a period of three years, or until their successors are elected and qualified.

                NOMINEE FOR ELECTION BY HOLDERS OF COMMON SHARES

                                               POSITION WITH THE COMPANY              SERVED AS
             NAME               AGE            AND PRINCIPAL OCCUPATION             DIRECTOR SINCE
- - ------------------------------  ---  ---------------------------------------------  --------------
Allan Z. Loren................   57  Director of the Company and Executive Vice          1992
                                      President and Chief Information Officer of
                                      American Express Company

    Mr. Allan Z. Loren joined American Express Company as Executive Vice President and Chief Information Officer in 1995. Prior to that, he was President of Galileo International. Prior to his assignment at Galileo International, Mr. Loren was President and CEO of Covia Partnership, which combined with Galileo International in 1993 to become the world's largest global computer reservation system. Before that, Mr. Loren was President of Apple USA with responsibility for Apple's domestic marketing, sales, customer service and distribution. Mr. Loren also previously held a number of senior executive, technical and operational positions with CIGNA, a major insurance company. Mr. Loren is a director of Reynolds & Reynolds Co., a public company which provides computer systems and business forms.

 NOMINEES FOR ELECTION BY HOLDER OF SERIES A COMMON SHARES AND PREFERRED STOCK

                                               POSITION WITH THE COMPANY              SERVED AS
             NAME               AGE            AND PRINCIPAL OCCUPATION             DIRECTOR SINCE
- - ------------------------------  ---  ---------------------------------------------  --------------
LeRoy T. Carlson, Jr..........   49  Chairman and Director of the Company and            1984
                                      President and Chief Executive Officer of TDS
Walter C. D. Carlson..........   42  Director of the Company and Partner, Sidley &       1989
                                      Austin, Chicago, Illinois

    LeRoy T. Carlson, Jr., has been the Chairman of the Company, and the President and Chief Executive Officer of TDS, for more than five years. Mr. Carlson also serves on the Board of Directors of TDS. He is also a director and Chairman of each of American Paging, Inc. [AMEX: "APP"], a subsidiary of TDS which provides radio paging services, American Portable Telecom, Inc. ("APT"), a subsidiary of TDS which is developing broadband personal communications services, and TDS Telecommunications Corporation ("TDS Telecom"), a subsidiary of TDS which operates local telephone companies. He is the son of LeRoy T. Carlson and the brother of Walter C.D. Carlson.

    Walter C.D. Carlson has been a partner of the law firm of Sidley & Austin for more than five years. He also serves on the Board of Directors of TDS and APT. He is the son of LeRoy T. Carlson and the brother of LeRoy T. Carlson, Jr.

    All nominees are currently Class III directors. Mr. Loren will be elected by the holders of Common Shares. LeRoy T. Carlson, Jr., and Walter C.D. Carlson will be elected by TDS as the sole holder of Series A Common Shares and shares of Preferred Stock.

OTHER DIRECTORS

    The following persons are currently directors of the Company whose terms will continue following the Annual Meeting.

              CLASS I DIRECTORS--TERMS SCHEDULED TO EXPIRE IN 1997

    The following persons were elected at the Annual Meeting of Shareholders on May 5, 1994, to serve as Class I directors for a period of three years, or until their successors are elected and qualified.

                                               POSITION WITH THE COMPANY              SERVED AS
             NAME               AGE            AND PRINCIPAL OCCUPATION             DIRECTOR SINCE
- - ------------------------------  ---  ---------------------------------------------  --------------
H. Donald Nelson..............   62  President (chief executive officer) and             1984
                                      Director of the Company
LeRoy T. Carlson..............   79  Director of the Company and Chairman of TDS         1987

    H. Donald Nelson has been the President (chief executive officer) of the Company for more than five years.

    LeRoy T. Carlson has been the Chairman of TDS for more than five years and is a member of its Board of Directors. He is also a director of APT. He is the father of LeRoy T. Carlson, Jr., and Walter C.D. Carlson.

    Mr. Nelson and Mr. Carlson were elected by TDS as the sole holder of Series A Common Shares.

             CLASS II DIRECTORS--TERMS SCHEDULED TO EXPIRE IN 1998

    The following persons were elected at the Annual Meeting of Shareholders on May 17, 1995, to serve as Class II directors for a period of three years, or until their successors are elected and qualified.

                                               POSITION WITH THE COMPANY              SERVED AS
             NAME               AGE            AND PRINCIPAL OCCUPATION             DIRECTOR SINCE
- - ------------------------------  ---  ---------------------------------------------  --------------
Paul-Henri Denuit.............   61  Director of the Company and Chief Executive         1988
                                      Officer and Managing Director of S.A.
                                      Coditel
Murray L. Swanson.............   54  Director of the Company and Executive Vice          1987
                                      President-Finance of TDS

    Paul-Henri Denuit was appointed a director of the Company in 1988. Since 1971, he has served as Chief Executive Officer and Managing Director of S.A. Coditel, which is a beneficial holder of 2,279,583 Common Shares of the Company. Mr. Denuit was appointed as a director of the Company pursuant to the terms of a Common Stock Purchase Agreement dated April 24, 1987, between the Company and S.A. Coditel.

    Murray L. Swanson has been Executive Vice President-Finance and chief financial officer of TDS for more than five years. Mr. Swanson also serves on the Board of Directors of TDS, APP, APT and TDS Telecom.

    Mr. Denuit was elected by the holders of Common Shares and Mr. Swanson was elected by TDS as the sole holder of Series A Common Shares and shares of Preferred Stock.

                            COMMITTEES AND MEETINGS

    The Board of Directors of the Company held four meetings during 1995. All of the directors attended at least 75% of the meetings of the Board of Directors held in 1995.

    The Board of Directors does not presently have a formal nominating committee.

    The Audit Committee of the Board of Directors, among other things, determines audit policies, reviews external and internal audit reports and reviews recommendations made by the Company's internal auditing staff and independent public accountants. The Audit Committee is composed of Messrs. Walter C.D. Carlson (chairman), Paul-Henri Denuit and Allan Z. Loren. The Audit Committee held three meetings in 1995. Each of the committee members attended two of the three meetings held in 1995.

    The Stock Option Compensation Committee of the Board of Directors consists of Walter C.D. Carlson (chairman), Paul-Henri Denuit and Allan Z. Loren. The principal functions of the Stock Option Compensation Committee are to consider and approve long-term compensation for executive officers and to consider and recommend new long-term compensation plans or changes to long-term compensation plans to the Board of Directors. The Stock Option Compensation Committee held one meeting in 1995, which was attended by all members of such committee. It is expected that the Stock Option Compensation Committee will consist of Paul-Henri Denuit and Allan Z. Loren following the 1996 Annual Meeting.

                               EXECUTIVE OFFICERS

    Set forth below is a table identifying other executive officers of the Company who are not identified in the tables regarding the election of directors of the Company.

             NAME                AGE                POSITION WITH COMPANY
- - -------------------------------  ---  --------------------------------------------------
Douglas S. Arnold..............   41  Vice President-Human Resources
David M. Friedman..............   49  Vice President-Marketing
Joyce V. Gab Kneeland..........   38  Vice President-Operations
Richard W. Goehring............   46  Vice President-Engineering
Kari L. Jordan.................   42  Vice President-Business Development
Kenneth R. Meyers..............   42  Vice President-Finance (chief financial officer)
                                      and Treasurer
Michael A. Mutz................   44  Vice President-Operations
Edward W. Towers...............   48  Vice President-Market and Business Development
James D. West..................   43  Vice President-Information Services
Phillip A. Lorenzini...........   44  Controller (principal accounting officer)
Stephen P. Fitzell.............   42  Secretary

    Douglas S. Arnold joined the Company in January 1995 and was appointed as Vice President-Human Resources in February 1995. Prior to that time, he was Vice President of Employee Relations of Pizza Hut International since September 1992. Between 1980 and September 1992, Mr. Arnold was employed at Frito-Lay, Inc. in various capacities, most recently as Human Resource Director.

    David M. Friedman joined the Company in December 1995 and was appointed Vice President-Marketing in March 1996. Prior to that time, he was Vice President of Product Marketing and Customer Support for Covia Technologies, a start up software company, between 1994 and 1995. Before that, between 1993 and 1994 he was President and founder of Performance Marketing Group, a consulting firm, and between 1990 and 1992 was Vice President and General Manager of Ameritech Services, a provider of telecommunications services.

    Joyce V. Gab Kneeland has been Vice President-Operations since January 1994.
Prior  to  that  time,   she  was  the   Vice  President-Customer  Service   and
Administration of the Company for more than five years.

    Richard W. Goehring has been Vice President-Engineering of the Company for more than five years.

    Kari L. Jordan was appointed Vice President-Business Development in January 1996. Between 1994 and 1995, Ms. Jordan was Vice President-Operations. Prior to that time, she held various positions with the Company for over five years, including Regional General Manager-National Region, Regional General Manager-Northeast Region and Director of Marketing.

    Kenneth R. Meyers has been the Vice President-Finance (chief financial officer) and Treasurer of the Company for more than five years.

    Michael A. Mutz joined the Company in January 1995 and was appointed Vice President-Operations in February 1995. Prior to that time, he was employed at AT&T Corp. in various capacities since 1983, most recently as General Manager of Direct Marketing Services for the Global Business Communications Systems
Division and prior thereto as General Manager for the General Business Systems Division.

    Edward W. Towers has been Vice President-Market and Business Development of the Company for more than five years.

    James D. West has been Vice President-Information Services since 1992. Prior to that time he was employed at Andersen Consulting for over five years in various capacities, most recently as an associate partner.

    Phillip A. Lorenzini has been principal accounting officer since 1993. He has been the Controller of the Company for more than five years.

    Stephen P. Fitzell has been the Secretary of the Company and a partner of the law firm of Sidley & Austin for more than five years.

    All of the Company's executive officers devote all of their time to the affairs of the Company, except for LeRoy T. Carlson, Jr., Edward W. Towers and Stephen P. Fitzell. LeRoy T. Carlson, Jr., who is employed by TDS as its President and Chief Executive Officer, devotes a portion of his time in that capacity to the affairs of the Company. Edward W. Towers is employed by TDS and devotes substantially all of his time to the development of the Company. Mr. Fitzell is a practicing attorney.

                                   PROPOSAL 2
                   APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

    The directors anticipate continuing the services of Arthur Andersen LLP as independent public accountants for the current fiscal year. Representatives of Arthur Andersen LLP, who served as independent public accountants for the last fiscal year, are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement and respond to appropriate questions raised by shareholders at the Annual Meeting or submitted in writing prior thereto.

    Shareholder ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants is not required by the Bylaws or otherwise. However, as a matter of good corporate practice, the Board of Directors has elected to seek such ratification by the affirmative vote of the holders of a majority of the voting power of all classes of capital stock present in person or represented by proxy and entitled to vote with respect to such matter at the Annual Meeting. Should the shareholders fail to ratify the selection of Arthur Andersen LLP as independent public accountants, the Board of Directors will consider whether to retain such firm for the year ending December 31, 1996, subject to the obligations of the Company under the Intercompany Agreement to engage the same firm of independent public accountants selected by TDS. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation--Intercompany Agreement--Accountants and Legal Counsel."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE CURRENT FISCAL YEAR.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

    The following table sets forth compensation information for the President and Chief Executive Officer of the Company and the four most highly compensated executive officers other than the President and Chief Executive Officer for services rendered during the years ended December 31, 1995, 1994 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                            COMPENSATION AWARDS
                                                                                            -------------------
                                                             ANNUAL COMPENSATION(2)             SECURITIES
                                                       -----------------------------------      UNDERLYING          ALL OTHER
           NAME AND PRINCIPAL POSITION(1)                YEAR      SALARY(3)    BONUS(4)      OPTIONS/SARS(5)    COMPENSATION(6)
- - -----------------------------------------------------  ---------  -----------  -----------  -------------------  ----------------
H. Donald Nelson                                            1995  $   274,712  $    74,520           9,736          $   31,803
 President (chief executive officer)                        1994  $   245,726  $   110,000          28,414          $   21,615
                                                            1993  $   206,375  $    66,500             600          $    4,714

Joyce V. Gab Kneeland                                       1995  $   156,417  $    36,900           3,691          $   13,286
 Vice President - Operations                                1994  $   139,167  $    54,000           9,814          $   10,531
                                                            1993  $   124,141  $    34,450             600          $    2,193

Richard W. Goehring                                         1995  $   201,917  $    48,600           5,850          $   17,642
 Vice President - Engineering                               1994  $   176,569  $    70,300          15,564          $   14,209
                                                            1993  $   149,625  $    46,200             600          $    1,799

Kenneth R. Meyers                                           1995  $   172,500  $    40,500           4,418          $   14,954
 Vice President - Finance                                   1994  $   139,167  $    60,225          11,714          $   10,815
 (chief financial officer) and Treasurer                    1993  $   126,310  $    34,450             600          $    2,217

Douglas S. Arnold (7)                                       1995  $   146,500  $    49,250           9,600          $   69,697
 Vice President - Human Resources                           1994  $        --  $        --              --          $       --
                                                            1993  $        --  $        --              --          $       --

LeRoy T. Carlson, Jr.                                       1995  $   116,064  $        --             N/A                 N/A
 Chairman - See Footnote (1)                                1994  $   125,252  $    46,504             N/A                 N/A
                                                            1993  $   125,316  $    35,680             N/A                 N/A

- - ------------
(1) Mr. LeRoy T. Carlson, Jr., Chairman of the Company, receives no compensation directly from the Company. Mr. Carlson is compensated by TDS in connection with his services for TDS and TDS subsidiaries, including USM. A portion of Mr. Carlson's salary and bonus paid by TDS is charged to the Company by TDS pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." Pursuant to the requirements of the Securities and Exchange Commission, such amounts charged to USM by TDS are reported in the above table in addition to the information presented for the other named executive officers. The amount of Mr. Carlson's 1995 bonus has not yet been determined. Mr. Carlson does not receive any long-term compensation awards or any other compensation from the Company. Mr. Carlson receives long-term and other compensation from TDS, but this is not charged to USM.

(2) Does not include the discount amount of any employee stock purchase plan since such plans are generally available to all eligible salaried employees. Does not include the value of any perquisites and other personal benefits, securities or property, since the aggregate amount of such compensation is less than the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officers above.

(3) Represents the dollar value of base salary (cash and non-cash) earned by the named executive officer during the fiscal year identified.

(4) Represents the dollar value of bonus (cash and non-cash) earned by the named executive officer during the fiscal year identified. The bonuses for 1995 have not yet been determined. The dollar amounts in 1995 represent advance payments which were authorized by the Chairman to all named executive officers of approximately two-thirds of the 1994 bonus. See "Executive Officer Compensation Report." In addition, the bonus to Douglas
     S. Arnold includes an additional $20,000 bonus paid to Mr. Arnold in connection with his employment in 1995.

(5) Represents the number of shares of common stock of the Company subject to stock options ("Options") awarded during the fiscal year identified. No stock appreciation rights ("SARs") were awarded, either on a stand-alone basis or in tandem with Options, during any of the identified fiscal years.

(6) Includes contributions for the benefit of the named executive officer under the TDS Tax-Deferred Savings Plan ("TDSP"), the USM Pension Plan ("Pension Plan") and the TDS Supplemental Executive Retirement Plan ("SERP"), the taxable dollar value of any insurance premiums paid during the covered fiscal year with respect to term life insurance for the benefit of the named executive ("Life Insurance") and the reimbursement of moving expenses ("Moving Expenses"), as indicated below for 1995:

                          H. DONALD NELSON   JOYCE V. GAB KNEELAND  RICHARD W. GOEHRING  KENNETH R. MEYERS   DOUGLAS S. ARNOLD
                          -----------------  ---------------------  -------------------  ------------------  -----------------
TDSP                          $   1,800            $   1,800             $   1,800           $    1,800          $      --
Pension Plan                      7,164                7,164                 7,164                7,164                 --
SERP                             17,877                4,181                 8,055                5,740                 --
Life Insurance                    4,962                  141                   623                  250                193
Moving Expenses                      --                   --                    --                   --             69,504
                               --------             --------              --------             --------           --------
                              $  31,803            $  13,286             $  17,642           $   14,954          $  69,697
                               --------             --------              --------             --------           --------
                               --------             --------              --------             --------           --------

(7) Mr. Arnold joined the Company in January 1995.

GENERAL INFORMATION REGARDING OPTIONS AND SARS

    The following tables show, as to the executive officers who are named in the Summary Compensation Table, information regarding Options and/or SARs.

                      INDIVIDUAL OPTION/SAR GRANTS IN 1995

                                         NUMBER OF                                                       POTENTIAL REALIZABLE VALUE
                                        SECURITIES     % OF TOTAL                                         AT ASSUMED ANNUAL RATES
                                        UNDERLYING      OPTIONS/                                        OF STOCK PRICE APPRECIATION
                                         OPTIONS/     SARS GRANTED                                          FOR OPTION TERMS(5)
                                           SARS            TO        EXERCISE    MARKET    EXPIRATION   ----------------------------
               NAME(1)                  GRANTED(2)    EMPLOYEES(3)    PRICE     PRICE(4)      DATE        0%       5%        10%
- - --------------------------------------  -----------   ------------   --------   --------   ----------   ------  --------  ----------
H. Donald Nelson
  1994 Performance Options(6).........     9,136          18%         $29.33     $29.33      11/09/04   $   --  $158,623  $  396,611
  1991 Options(7).....................       600          10%         $15.67     $32.29      11/01/97    9,972    12,754      15,778
                                                          --
                                           -----                                                        ------  --------  ----------
    Total.............................     9,736          10%                                           $9,972  $171,377  $  412,389
                                           -----          --                                            ------  --------  ----------
                                           -----          --                                            ------  --------  ----------
Joyce V. Gab Kneeland
  1994 Performance Options(6).........     3,091           6%         $29.33     $29.33      11/09/04   $   --  $ 53,667  $  134,186
  1991 Options(7).....................       600          10%         $15.67     $32.29      11/01/97    9,972    12,754      15,778
                                                          --
                                           -----                                                        ------  --------  ----------
  Total...............................     3,691           4%                                           $9,972  $ 66,421  $  149,964
                                           -----          --                                            ------  --------  ----------
                                           -----          --                                            ------  --------  ----------
Richard W. Goehring
  1994 Performance Options(6).........     5,250          10%         $29.33     $29.33      11/09/04   $   --  $ 91,153  $  227,912
  1991 Options(7).....................       600          10%         $15.67     $32.29      11/01/97    9,972    12,754      15,778
                                                          --
                                           -----                                                        ------  --------  ----------
    Total.............................     5,850           6%                                           $9,972  $103,907  $  243,690
                                           -----          --                                            ------  --------  ----------
                                           -----          --                                            ------  --------  ----------
Kenneth R. Meyers
  1994 Performance Options(6).........     3,818           8%         $29.33     $29.33      11/09/04   $   --  $ 66,290  $  165,746
  1991 Options(7).....................       600          10%         $15.67     $32.29      11/01/97    9,972    12,754      15,778
                                                          --
                                           -----                                                        ------  --------  ----------
    Total.............................     4,418           5%                                           $9,972  $ 79,044  $  181,524
                                           -----          --                                            ------  --------  ----------
                                           -----          --                                            ------  --------  ----------
Douglas S. Arnold
  1995 Automatic Options(8)...........     9,600          10%         $31.38     $31.38      11/09/04   $   --  $182,323  $  458,087
                                           -----          --                                            ------  --------  ----------
                                           -----          --                                            ------  --------  ----------

- - ----------
(1) Mr. LeRoy T. Carlson, Jr., does not receive Options or SARs from USM. Mr. Carlson receives long-term compensation from TDS, but this is not charged to USM by TDS.

(2) Represents number of USM shares underlying Options/SARs which were awarded for the named executive during the fiscal year.

(3) Represents the percent of total USM shares underlying Options/SARs awarded to employees during the fiscal year as 1994 Performance Options, 1991 Options and in total (except with respect to Douglas S. Arnold in which case the percentage represents the percentage of total Options).

(4)  Represents the fair market value of the Common Shares as of the award date.

(5) Represents the potential realizable value of each grant of Options, assuming that the market price of Common Shares appreciates in value from the award date to the end of the Option term at the indicated annualized rates.

(6) On May 1, 1995, each of the named executive officers was granted options (the "Performance Options") to purchase Common Shares based on the achievement of certain levels of corporate and individual performance in 1994 as contemplated by the 1994 Long-Term Incentive Plan. The purchase price per Common Share subject to the Performance Options is the average of the closing price of the Common Shares on the American Stock Exchange for the 20 trading days ended on the trading day immediately preceding April 30, 1995. The Performance Options became exercisable on December 15, 1995.

(7) On February 1, 1991, the named officers received awards of Options for shares which could vary between 80% and 120% of a targeted amount based on performance. Therefore, 80% of the targeted amount was awarded on the grant date, and each year during the term of the options an additional number of shares, up to 40% of the targeted amount, may be awarded based on performance for the prior year. Any amount over such minimum amount which is awarded based on performance in any year is shown above as a grant in that year. The Options identified become exercisable on February 1 of the year following the year in which they are awarded. The exercise price of the Options is equal to the average market price of Common Shares for the 20 consecutive trading days ended on the original grant date.

(8) On February 22, 1995, Mr. Arnold was granted an option to acquire 9,600 Common Shares at the exercise price of $31.38 per share.

                  AGGREGATED OPTION/SAR EXERCISES IN 1995 AND
                 AGGREGATED DECEMBER 31, 1995 OPTION/SAR VALUE

                                                                              AS OF DECEMBER 31, 1995
                                                             ---------------------------------------------------------
                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                   OPTIONS/SARS(2)               OPTIONS/SARS(3)
                                                             ---------------------------   ---------------------------
          NAME(1)                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - ---------------------------                                  -----------   -------------   -----------   -------------
H. Donald Nelson...........  1994 Automatic Options(4)         11,280         16,920        $ 16,920       $ 25,380
                             1994 Performance Options(5)        9,136             --          40,381             --
                             1991 Options(6)                    6,638          4,200         120,015         75,936
                             SARs(7)                           16,800         19,200         315,000        360,000
                                                             -----------   -------------   -----------   -------------
                             TOTAL                             43,854         40,320        $492,316       $461,316
                                                             -----------   -------------   -----------   -------------
                                                             -----------   -------------   -----------   -------------
Joyce V. Gab Kneeland......  1994 Automatic Options(4)          3,840          5,760        $  5,760       $  8,640
                             1994 Performance Options(5)        3,091             --          13,662             --
                             1991 Options(6)                    6,638          4,200         120,015         75,936
                             SARs(7)                            8,400          3,600         157,500         67,500
                                                             -----------   -------------   -----------   -------------
                             TOTAL                             21,969         13,560        $296,937       $152,076
                                                             -----------   -------------   -----------   -------------
                                                             -----------   -------------   -----------   -------------
Richard W. Goehring........  1994 Automatic Options(4)          6,140          9,210        $  9,210       $ 13,815
                             1994 Performance Options(5)        5,250             --          23,205             --
                             1991 Options(6)                    6,638          4,200         120,015         75,936
                             SARs(7)                            8,400          3,600         157,500         67,500
                                                             -----------   -------------   -----------   -------------
                             TOTAL                             26,428         17,010        $309,930       $157,251
                                                             -----------   -------------   -----------   -------------
                                                             -----------   -------------   -----------   -------------
Kenneth R. Meyers..........  1994 Automatic Options(4)          4,600          6,900        $  6,900       $ 10,350
                             1994 Performance Options(5)        3,818             --          16,876             --
                             1991 Options(6)                    6,638          4,200         120,015         75,936
                             SARs(7)                            8,400          3,600         157,500         67,500
                                                             -----------   -------------   -----------   -------------
                             TOTAL                             23,456         14,700        $301,291       $153,786
                                                             -----------   -------------   -----------   -------------
                                                             -----------   -------------   -----------   -------------
Douglas S. Arnold..........  1995 Automatic Options(8)          2,400          7,200        $  5,688       $ 17,064
                                                             -----------   -------------   -----------   -------------
                                                             -----------   -------------   -----------   -------------

- - ----------
(1) Mr. LeRoy T. Carlson, Jr., does not receive Options or SARs from USM. Mr. Carlson receives long-term compensation from TDS, but this is not charged to USM by TDS.

(2) Represents number of shares subject to free-standing Options and/or free-standing SARs, as indicated, as of December 31, 1995.

(3) Represents the aggregate dollar value of in-the-money, unexercised Options and/or SARs held at December 31, 1995, based on the difference between the exercise price and $33.75, the closing price of the Common Shares on December 29, 1995, the last trading day in 1995, as reported in the American Stock Exchange Composite Transactions by THE WALL STREET JOURNAL.

(4) The 1994 Automatic Options become exercisable in annual increments of 20% on each of December 15, 1994, and on the first through the fourth anniversaries of such date, and are exercisable until November 9, 2004 at the exercise price of $32.25 per share.

(5) The 1994 Performance Options became exercisable on December 15, 1995 and are exercisable until November 9, 2004 at the exercise price of $29.33 per share.

(6) The 1991 Options are exercisable until November 1, 1997 at the exercise price of $15.67 per share.

(7) The SARs were granted in 1988 and are exercisable at the exercise price of $15.00 per share.

(8) The 1995 Automatic Options became exercisable with respect to 2,400 Common Shares on December 15, 1995, and become exercisable with respect to an additional 2,400 Common Shares on each anniversary thereof through and including December 15, 1998, and are exercisable until November 9, 2004 at the exercise price of $31.38 per share.

    None of the named executive officers exercised options in 1995.

PENSION PLAN AND SUPPLEMENTAL BENEFIT AGREEMENT

    In 1994, USM adopted the United States Cellular Corporation Pension Plan (the "USM Pension Plan"). The USM Pension Plan, a qualified noncontributory defined contribution pension plan, provides pension benefits for USM employees. Under the USM Pension Plan, pension costs are calculated separately for each participant and are funded currently. The amounts of the annual contributions for the benefit of the named executive officers are included above in the Summary Compensation Table under "All Other Compensation."

    In 1994, USM adopted a Supplemental Executive Retirement Plan ("SERP") to provide supplemental benefits under the USM Pension Plan. The SERP was established to offset the reduction of benefits caused by the limitation on annual employee compensation under the Internal Revenue Code. The SERP is a nonqualified deferred compensation plan and is intended to be unfunded. The amounts of the accruals for the benefit of the named executive officers are included above in the Summary Compensation Table under "All Other Compensation."

    The Company has entered into a supplemental benefit agreement with H. Donald Nelson that requires the Company to pay a supplemental retirement benefit to Mr. Nelson. The agreement was entered into because Mr. Nelson's employment with TDS was terminated upon the completion of the initial public offering of Common Shares of the Company in May 1988 (the "Initial Public Offering"). As a result thereof, he no longer is an active participant in the TDS Pension Plan. Under the supplemental benefit agreement, the Company is obligated to pay Mr. Nelson an amount equal to the difference between the retirement benefit he receives from the TDS Pension Plan and that which he would have received had he continued to work for TDS, less any amounts which he is entitled to receive under any other qualified pension plan (such as the USM Pension Plan). The Company will pay any such benefit at the same time as Mr. Nelson receives payments from the TDS Pension Plan. At the time of Mr. Nelson's withdrawal from the TDS Pension Plan, he had 5 years of credited service. If he had continued as an active participant, he would have received credit for 16 years of service upon retirement at age 65. If Mr. Nelson had continued to be employed by TDS, and remained employed through age 65, he would have been eligible to receive an estimated annual benefit upon retirement of approximately $40,000 under the TDS Pension Plan. Mr. Nelson is expected to receive an aggregate annual benefit of approximately $15,000 under the TDS Pension Plan and USM Pension Plan. Accordingly, Mr. Nelson is expected to receive an estimated annual benefit of approximately $25,000 under the supplemental benefit agreement. Such estimates are based on Mr. Nelson's base salary, which is included in the Summary Compensation Table above, and calculations of certain projections to age 65. The actual benefits payable to Mr. Nelson upon retirement will be based upon the facts that exist at the time and will be determined actuarially pursuant to the TDS Pension Plan. Since the nature of this agreement is a defined benefit arrangement, no amounts related thereto are included in the Summary Compensation Table.

COMPENSATION OF DIRECTORS

    Directors of the Company who are not employees of the Company or its subsidiaries or affiliates receive $1,000 for attendance at each meeting of the Board of Directors and $500 for attendance at each audit committee meeting, and an annual fee of $12,000 per year. Directors who are employees of the Company or a subsidiary or affiliate thereof do not receive any additional compensation for services rendered as directors. All directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and meetings of committees thereof.

EXECUTIVE OFFICER COMPENSATION REPORT

    This report is submitted by LeRoy T. Carlson, Jr., Chairman of the Company, who in effect functions as the compensation committee of the Board of Directors, except with respect to long-term compensation, and by the Stock Option Compensation Committee, which approves long-term compensation for the executive officers of the Company.

    The Chairman, who is also the President and Chief Executive Officer of TDS, is paid by TDS and receives no compensation directly from the Company. (See Footnote (1) to the Summary Compensation Table.) As the President and Chief Executive Officer of TDS, the Chairman of the Company represents the controlling shareholder of the Company.

    The Stock Option Compensation Committee of the Company consists of Walter C.D. Carlson (chairman), Paul-Henri Denuit and Allan Z. Loren. The Stock Option Compensation Committee approves long-term compensation for executive officers of the Company. The Company's Stock Option Compensation Committee is composed of members of the Board of Directors of USM who are not officers or employees of TDS or USM or their subsidiaries. Walter C.D. Carlson is also a director of TDS.

    The Company's compensation policy for executive officers is intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the financial performance of the Company. The Company's policy is based on the belief that the incentive compensation performance goals for executive officers should be based on factors over which such officers have significant control and which are important to the Company's long-term success. It is also believed that compensation paid should be appropriate in relation to the financial performance of the Company and should be sufficient to enable the Company to attract and retain individuals possessing the talents required for the Company's long-term successful performance.

    Executive compensation consists of both annual and long-term compensation. Annual compensation consists of a base salary and bonus. The Company evaluates the base salary and bonus of each executive officer on an annual basis. Annual compensation decisions are based partly on annual performance measures, as described below. Long-term compensation is intended to compensate executives primarily for their contributions to long-term increases in shareholder value. Long-term compensation is generally provided through the grant of stock options and stock appreciation rights.

    The process of determining base salary begins with establishing an appropriate salary range for each officer. Each officer's range is based upon the particular duties and responsibilities of the officer, as well as salaries for comparable positions with other companies in the cellular telephone and similar industries. These other companies may include the companies included in the peer group index described below under "Stock Performance Chart," as well as other companies in the telecommunications industry and other industries with similar characteristics, to the extent considered appropriate in the judgment of the Chairman, based on similarities of size, function, geography or otherwise. No written or formal list of specific companies is prepared. Instead, the Vice President of Human Resources of TDS and the President of USM provide the Chairman with various sources of information about executive compensation at other companies, such as compensation reported in proxy statements of comparable companies and salary surveys published by various organizations. The Chairman uses these sources and makes a personal determination of appropriate sources, companies and ranges for each executive officer, based on the recommendations of the President of USM with respect to all officers other than the President of USM. The base salary of each officer is set within a range considered to be appropriate in the judgment of the Chairman based on an assessment of the particular responsibilities and performance of such officer taking into account the performance of the Company, other comparable companies, the industry, and the economy in general during the immediately preceding year. No written or formal salary survey is prepared nor is there formal documentation of the ranges considered appropriate in the judgment of the Chairman. Instead, the Chairman makes the determination of the appropriate ranges based on the total mix of information available to him. The salaries of the President and the other executive officers are believed to be at or slightly higher than the median of the ranges considered to be relevant in the judgment of the Chairman. The ranges considered to be relevant by the Chairman are based on his informed judgment, using the information provided to him by the Vice President of Human Resources of TDS and the President of USM, as discussed above. The ranges are not based on any formal analysis nor is there any documentation of the ranges which the Chairman considers relevant in making his compensation decisions.

    Annually, the nature and extent of each executive officer's personal accomplishments and contributions for the year are evaluated by the President. With regard to all executive officers other than the Chairman and the President, the President evaluates the information in terms of the personal objectives given by the President or other direct supervisor to such executive officer for the performance appraisal period. The President also makes an assessment of how well the Company did as a whole during the year and the extent to which the executive officer contributed to the results. Except as discussed below for the bonus program, no specific measures of performance are considered determinative in the base salary compensation decisions of executive officers. Instead, all of the facts and circumstances are taken into consideration by the President and the Chairman in their executive compensation decisions. Ultimately, it is the judgment of the Chairman based on the recommendation of the President that determines an executive's base salary based on the total mix of information rather than on relationships to any specific measures of performance.

    In addition, the executive officers participate in a bonus program. The objectives of the 1995 Bonus Program for Senior Corporate Staff of USM (the "1995 Bonus Plan") are: (i) to provide suitable incentives for the senior corporate management of USM to extend their best efforts to achieve superior results in relation to key performance targets, (ii) to suitably reward USM's senior corporate management team in relation to their success in meeting and exceeding these performance targets, and (iii) to help USM attract and retain talented management personnel in positions of critical importance to the success of the Company. A team performance award and an individual performance award are available under the 1995 Bonus Plan.

    For target performance on the team and individual categories, the 1995 Bonus Plan was designed to generate a targeted 1995 bonus pool equal to the total of 25% of the aggregate of the base salaries of the Company's executive officers other than the President. Under the 1995 Bonus Plan, the size of the target bonus pool is increased or decreased depending on USM's 1995 achievements with respect to the performance categories. No bonus pool is paid under such plan if minimum performance levels are not achieved in these categories. The maximum bonus pool that could be generated, which would require exceptional performance in all areas, would equal the total of 40% of the aggregate base salaries of the Company's executive officers other than the President. Of the 25% which would be payable at target performance, 7.5% represents a targeted individual performance award and a total of 17.5% represents a targeted team bonus award. The targeted team award includes a discretionary team award of 3.5% and an objective award of 14% for a total targeted team bonus award of 17.5%. The objective performance categories include (i) cash flow (6.125% of the targeted award), (ii) service revenue (5.25% of the targeted award) and (iii) quality improvement (2.625% of the targeted award).

    The discretionary team performance category, representing 3.5% of the targeted award of 25%, permits the participants to earn bonus dollars through USM's performance and their individual performance in areas not measured or not adequately measured by objective team performance categories. The President of USM determines a bonus percentage to award for discretionary team performance and presents his recommendation to the Chairman for his approval. This decision is made in a similar manner to that described above for the base salary decision and is based primarily on an assessment of the team performance in general, considering all facts and circumstances.

    The 1995 Bonus Plan also provides a discretionary individual performance category, representing 7.5% of the targeted percentage of 25%, to permit the participants to earn bonus dollars through USM's performance and their individual performance in areas not measured or not adequately measured by team performance categories. The President of USM determines a bonus percentage to award for discretionary individual performance and presents his recommendation to the Chairman for his approval. This decision is made in a similar manner to that described above for the base salary decision and is based primarily on an assessment of the executive's personal performance.

    Although the President and Chairman have not yet taken action to establish the 1995 bonus, the Chairman has approved an advance payment of a portion of the 1995 bonus to all executive officers, including the President, in an amount up to two-thirds of the 1994 bonus. As a result, executive officers, including the President, received an advance bonus payment in 1995 of approximately two-thirds of the 1994 bonus.

    Financial personnel prepare calculations for the President and Chairman which define whether the objective performance categories discussed above have been met, exceeded or not met in any fiscal year. The Chairman also has presented to him, and has access to, numerous performance measures and financial statistics prepared by Company financial personnel. This financial information includes the audited financial statements of the Company, as well as internal financial statements such as budgets and their results, operating statistics and various analyses. The Chairman will not be limited in his analysis to such information, and may consider other factual or subjective factors as he deems appropriate in his compensation decisions.

    The base salary and bonus ranges and actual compensation of the President (chief executive officer) of the Company are determined in a manner similar to the foregoing, but with some differences. In addition to the factors described above for all executive officers in general, the Chairman considers compensation paid to chief executive officers of other comparable companies, including those which are divisions or subsidiaries of parent companies. No written or formal list of specific companies is prepared. Instead, the Chairman is provided with various sources of information about executive compensation at other companies by the Vice President of Human Resources of TDS. These sources include compensation reported in proxy statements of comparable companies and salary surveys published by various organizations. The Chairman uses these sources and makes a personal determination of appropriate sources, companies and ranges for the President. The base salary of the President is set within a range considered to be appropriate in the judgment of the Chairman based on an assessment of the particular responsibilities and performance of such officer taking into account the performance of the Company (as discussed above), other comparable companies, the industry, and the economy in general during the period. No written or formal salary survey is prepared nor is the range considered appropriate in the judgment of the Chairman formally documented. The base salary of the President increased to $274,712 in 1995 from $245,726 in 1994, representing an increase of approximately 11.8%. The salary of the President is believed to be at or slightly higher than the median of the range considered to be relevant in the judgment of the Chairman. The range considered to be relevant by the Chairman is based on his informed judgment, using the information provided to him by the Vice President of Human Resources of TDS, as discussed above. The range is not based on any formal analysis nor is there any documentation of the range which the Chairman considers relevant in making his compensation decisions for the President. The President's final 1994 bonus was $110,000 and approximately two-thirds of the 1994 bonus, or $74,520, was paid to the President for 1995. The Chairman has not yet taken action to establish the 1995 bonus and the 1996 base salary for the President.

    As with the other executive officers, the base salary and compensation decisions for the President are based on all facts and circumstances rather than related to any specific measures of performance. No specific measures of performance are considered determinative in the compensation of the President. Instead, all of the facts and circumstances are taken into consideration by the Chairman in his executive compensation decisions for the President. Ultimately, it is the informed judgment of the Chairman that determines the salary and bonus for the President, this being based on the total mix of information rather than on any specific measures of performance. With respect to the President's bonus, the Chairman does consider the results of the 1995 Bonus Program and bases the amount of the bonus to a large degree upon the results of the Company as measured by the performance objectives set by the 1995 Bonus Program. However, with respect to the President, the relationship of the bonus to such performance measures is not applied mechanically and involves a substantial amount of judgment on the part of the Chairman based on the total mix of information.

    The performance of the Company also bears upon the number of stock options which will become awarded and exercisable with respect to the executive officers. As indicated under the table "Individual Option/SAR Grants in 1995," the named executive officers received an award in 1995 of Performance Options based on the achievement of certain levels of corporate and individual performance for 1994. In addition, the executive officers received an award in 1995 of Options for USM shares which were granted in 1991 and which could vary each year between 80% and 120% of a targeted amount based on performance for the preceding year. See "Individual Option/SAR Grants in 1995."

    SECTION 162(M) OF THE CODE. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated officers other than the chief executive officer, subject to certain exceptions. One such exception is "qualified performance-based" compensation. Compensation paid under stock option plans is "qualified performance-based compensation" if all of the following conditions are satisfied: (i) options are granted by a compensation committee consisting solely of two or more "outside directors;" (ii) the stock option plan states the maximum number of shares with respect to which options may be granted during a specified period to any individual; (iii) under the terms of the option, the amount of compensation the optionee could receive is based solely upon an increase in the value of the stock after the grant date; and (iv) the material terms of the stock option plan must be disclosed to the publicly held corporation's shareholders and approved by them before any compensation under the plan is paid. The Company obtained stockholder approval of the Company's 1994 Long-Term Incentive Plan at the 1995 Annual Meeting of Stockholders so that, if all other requirements are satisfied, stock options and SARs granted thereunder may qualify as performance-based compensation within the meaning of
Section 162(m). As discussed above, following the 1996 Annual Meeting, the composition of the Stock Option Compensation Committee will be changed so that it will consist solely of "outside directors," as defined for purposes of
Section 162(m) of the Code. Due to these and other reasons, the Company does not believe that the $1 million deduction limitation should have a material effect on the Company in the near future. If the $1 million deduction limitation is expected to have a material effect on the Company in the future, the Company will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Company deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

The above Executive Officer Compensation Report is submitted the Chairman of the Board of Directors: LeRoy T. Carlson, Jr., and by the Stock Option Compensation
Committee: Walter C.D. Carlson (Chairman), Paul-Henri Denuit and Allan Z. Loren

STOCK PERFORMANCE CHART

    The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years in comparison to returns of the Standard & Poor's 500 Composite Stock Price Index and a peer group index. The peer group index was constructed specifically for the Company and includes the following cellular telephone companies: AirTouch Communications, Inc., Centennial Cellular Corp., CommNet Cellular, Inc. (formerly Cellular, Inc.), USM and Vanguard Cellular Systems, Inc. In calculating the peer group index, the returns of each company in the group have been weighted according to such company's market capitalization at the beginning of the period.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS*
                            USM, S&P 500, PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 12/31/95)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              USM      S&P 500     PEER GROUP
1990          100.00      100.00        100.00
1991          110.53      130.47        113.81
1992          115.13      140.41        114.85
1993          187.19      154.56        165.30
1994          175.16      156.60        188.61
1995          180.51      215.45        182.21

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in USM common stock, S&P 500, and Peer Group.

*Cumulative total return assumes reinvestment of dividends.

    The peer group index was revised from the prior year to delete LIN Broadcasting Corp. and Contel Cellular, Inc. as a result of acquisition transactions. For comparison to the above-reported peer group results, if the Company had not changed the peer group index from the peer group reported in its 1995 Notice of Annual Meeting and Proxy Statement, the peer group results would have been as follows:

                                           1990       1991       1992       1993       1994       1995
                                         ---------  ---------  ---------  ---------  ---------  ---------
Peer Group.............................  $  100.00  $  115.09  $  112.12  $  148.48  $  179.53  $  173.45

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    LeRoy T. Carlson, Jr., President and Chief Executive Officer of TDS, makes annual executive compensation decisions for TDS other than for himself. The Stock Option Compensation Committee of TDS makes annual executive compensation decisions for the President of TDS and approves long-term compensation awards for the executive officers of TDS. The TDS Stock Option Compensation Committee is composed of members of the TDS Board of Directors who are not officers or employees of TDS or any of its subsidiaries, and who are not directors of any TDS subsidiaries. LeRoy T. Carlson, Jr., is a member of the Board of Directors of TDS and USM. LeRoy T. Carlson, Jr. is also the Chairman of USM and, as such, approves the executive officer compensation decisions for the Company. LeRoy T. Carlson, Jr. is compensated by TDS for his services to TDS and all of its subsidiaries. However, TDS is reimbursed by the Company for a portion of Mr. Carlson's salary and bonus paid by TDS pursuant to the Intercompany Agreement described below. See Footnote (1) to the Summary Compensation Table above. Donald Nelson, a director and the President of USM, participates in executive compensation decisions for USM, other than for himself. Long-term compensation for executive officers of the Company is approved by the Stock Option Compensation Committee of the Company, which consists of Walter C.D. Carlson (chairman), Paul-Henri Denuit and Allan Z. Loren. The Company's Stock Option Compensation Committee is composed of members of the Board of Directors of USM who are not officers or employees of TDS or USM or their subsidiaries. Walter C.D. Carlson is also a director of TDS.

    LeRoy T. Carlson, Jr. and Walter C.D. Carlson, directors of USM, are trustees and beneficiaries of the voting trust which controls TDS, which controls the Company, and LeRoy T. Carlson, a director of the Company, is a beneficiary of such voting trust. See "Security Ownership of Certain Beneficial Owners and Management." LeRoy T. Carlson, LeRoy T. Carlson, Jr., Walter C.D. Carlson and Murray L. Swanson, directors of USM, are also directors of TDS. See "Election of Directors." The Company has entered into a number of arrangements and transactions with TDS. Some of these arrangements were established at a time prior to the Company's Initial Public Offering when TDS owned more than 90% of the Company's outstanding capital stock and were not the result of arm's-length negotiations. There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future. If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to the Company or will continue to provide the Company with the same level of support for the Company's financing and other needs as TDS has provided in the past. The principal arrangements that exist between the Company and TDS are summarized below.

EXCHANGE AGREEMENT

    The Company and TDS are parties to an Exchange Agreement dated July 1, 1987, as amended as of April 7, 1988 (collectively, the "Exchange Agreement").

    COMMON SHARE PURCHASE RIGHTS; POTENTIAL DILUTION. The Exchange Agreement granted TDS the right to purchase additional Common Shares of the Company sold after the Initial Public Offering, to the extent necessary for TDS to maintain its proportionate interest in such Common Shares. For purposes of calculating TDS's proportionate interest in the Common Shares of the Company, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to the Company, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be further reduced.

    If TDS elects to exercise its purchase rights, it is required to pay cash for all Common Shares issued to it by the Company, unless otherwise agreed. In the case of sales by the Company of Common Shares for cash, TDS is required to pay the same price per Common Share as the other buyers thereof. In the case of sales for consideration other than cash, TDS is required to pay cash equal to the fair market value of such other consideration as determined by the Company's Board of Directors. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by the Company pursuant thereto could have a dilutive effect on other shareholders of the Company. The purchase rights described above are in addition to the preemptive rights granted to TDS as a holder of Series A Common Shares under the Company's Restated Certificate of Incorporation.

    FUNDING OF LICENSE COSTS. Through the date of the Company's Initial Public Offering, TDS had funded or made provisions to fund all of the legal, engineering and consulting expenses incurred in connection with the wireline application and settlement process and that portion of the price of cellular interests acquired by purchase that represented the cost of cellular licenses (collectively, the "License Costs"). Pursuant to the Exchange Agreement, as amended, TDS has agreed to fund as an additional capital contribution, without the issuance of additional stock or the payment of any other consideration to TDS, additional License Costs associated with the acquisition of the additional cellular interests that the Company had a right to acquire at the time of the Initial Public Offering. Through December 31, 1995, TDS had funded License Costs totaling approximately $67.2 million. TDS is obligated under the Exchange Agreement to make additional capital contributions to the Company under certain circumstances. Currently TDS has no obligations with respect to additional capital contributions.

    RSA RIGHTS. Under the Exchange Agreement: (a) TDS retained all its rights to file applications for and obtain the wireline licenses to operate cellular systems in Rural Service Areas ("RSAs"); (b) TDS retained the right to exchange these RSA rights for additional interests in cellular systems in which the Company has an interest or interests in cellular systems within the same or other Metropolitan Statistical Areas ("MSAs") or in RSAs; (c) TDS retained the right to acquire telephone, paging or other non-cellular companies with interests in cellular systems; (d) TDS retained the right to acquire interests in RSAs in which the Company indicated it did not desire to participate; and (e) the rights referred to in (a), (b), (c) and (d) above were to remain the property of TDS unless transferred to the Company for appropriate consideration.

    RIGHT OF NEGOTIATION. For certain interests, if TDS desires to sell its interest in any RSA, TDS is required to give the Company the opportunity to negotiate for such interest, subject to TDS being legally able to transfer the interest free of any restrictions on its sale or transfer. If the Company desires to purchase any interest so offered, TDS is required to negotiate with the Company concerning the terms and conditions of the transaction, including the price and the method of payment. If the Company and TDS are unable to agree on the terms and conditions of the transaction during a 60-day negotiation period, TDS would thereafter be under no obligation to offer the interest to the Company, except if TDS proposed to sell the interest within a year after the end of the negotiation period at a price equal to or lower than the highest written offer of the Company during the negotiation period. In such case, the Company would have the right to purchase the interest at that price.

RSA TRANSFER

    TDS has proposed the transfer of its minority ownership interests in certain cellular markets acquired in conjunction with prior telephone acquisitions to USM. The minority interests subject to the proposal represent approximately 675,000 pops. The proposed purchase price is approximately $116.7 million. The form of consideration to be paid by USM is subject to negotiation and would likely consist of cash or USM common stock or a combination thereof.

    The TDS proposal is subject to negotiation and has been referred to a previously established independent committee of the USM Board of Directors. The independent committee has retained Lazard Freres & Co. LLC as its financial advisor. The proposed transaction will be subject to approval by the independent committee of the USM Board of Directors, to definitive documentation, and to compliance with regulatory requirements.

CORPORATE OPPORTUNITY ARRANGEMENTS

    The Company's Restated Certificate of Incorporation, as amended, provides that, so long as at least 500,000 Series A Common Shares are outstanding, the Company may not, without the written consent of TDS, engage in any non-cellular activities. Management has been informed that TDS intends to give its consent to the acquisition of any non-cellular interest that is incidental to the acquisition of a cellular interest. However, TDS could impose conditions on any such consent, including a requirement that the Company resell any non-cellular interest to TDS or that the Company give TDS the right of first refusal with respect to such sale.

    The Restated Certificate of Incorporation, as amended, also restricts the circumstances under which the Company is entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be the property of the Company or its subsidiaries. In general, so long as at least 500,000 Series A Common Shares are outstanding, the Company will not be entitled to any such "corporate opportunity" unless it relates solely to the construction of, the ownership of interests in, and/or the management of, cellular telephone systems, and then only if such corporate opportunity did not arise in any way as a result of the rights otherwise retained by TDS. The Restated Certificate of Incorporation allows the Company to pursue future opportunities to provide cellular service and design, consulting, engineering and construction management services for cellular telecommunications systems located outside the United States.

FINANCIAL ARRANGEMENTS AND TRANSACTIONS

    The following describes the financial arrangements and transactions between TDS and the Company.

    REVOLVING CREDIT AGREEMENT. As of July 1, 1987, all of the outstanding obligations of the Company to TDS were incorporated under the Revolving Credit Agreement. Pursuant to the Revolving Credit Agreement, as amended effective June 29, 1995, the Company may borrow up to an aggregate of $100 million from TDS, at an interest rate equal to .75% above the prime rate announced from time to time by the LaSalle National Bank of Chicago on the unpaid principal amount and to pay on demand an interest rate equal to 2.75% such prime rate on any overdue principal or overdue installment of interest. The advances made by TDS under the Revolving Credit Agreement are unsecured. Interest on the balance due under the Revolving Credit Agreement is payable quarterly and no principal is payable until January 2, 1998, subject to acceleration under certain circumstances, at which time the entire principal balance due under the Revolving Credit Agreement then outstanding is scheduled to become due and payable. The Company may prepay the balance due under the Revolving Credit Agreement at any time, in whole or in part, without premium. Any principal so repaid is available for the Company to borrow during the remaining term of the Revolving Credit Agreement, subject to the satisfaction of certain conditions. Interest expense incurred by the Company to TDS totaled $10.4 million for the year ended December 31, 1995. No borrowings under the Revolving Credit Agreement were outstanding as of December 31, 1995. The greatest amount outstanding in 1995 was $241.8 million.

    The Revolving Credit Agreement provides that the Company will not, without the prior written consent of TDS: (i) purchase or redeem any shares of its capital stock or declare or pay any dividends thereon, except to the extent of one-half of the cumulative consolidated net income, if any, for the period after July 1, 1989, or make any other distribution to its shareholders other than normal dividends payable with respect to Preferred Stock which may be issued;
(ii) permit its consolidated equity to be less than 30% of consolidated liabilities; (iii) incur or guarantee any indebtedness that is senior to the Revolving Credit Agreement; (iv) with certain exceptions, create any lien on any of the Company's assets; or (v) enter into certain contracts for the purchase of materials, supplies or services.

    The Revolving Credit Agreement provides that if certain "events of default" occur, TDS may immediately declare the amount under the Revolving Credit Agreement due and payable and terminate the Revolving Credit Agreement. Events of default under the Revolving Credit Agreement include the failure to pay interest or principal, the breach of specified covenants, any default under certain other indebtedness, and certain judgments, defaults and events of bankruptcy or insolvency.

TAX ALLOCATION AGREEMENT

    The Company has entered into a Tax Allocation Agreement with TDS under which the Company will continue to join in filing consolidated Federal income tax returns with the TDS affiliated group unless TDS requests otherwise. For tax years and periods ended prior to July 1, 1987, TDS reimbursed the Company for the reduction in the provision for Federal income taxes reflected in TDS's consolidated statements of income resulting from the inclusion of the Company and its subsidiaries in the TDS affiliated group. For tax years and periods beginning after June 30, 1987, TDS no longer reimburses the Company on a current basis for losses or credits used by the TDS affiliated group. Instead, the Company will be compensated (by an offset to amounts the Company would otherwise be required to reimburse TDS for Federal income taxes) for TDS's use of tax benefits at such time as the Company could utilize such benefits as a stand-alone entity. After all loss and credit carryforwards have either been utilized or their statutory periods have expired, the Company will be required to reimburse TDS for Federal income taxes paid by the TDS affiliated group in an amount equal to the greater of the Federal income tax liability of the Company, calculated as if it were a separate affiliated group, or the tax calculated using the average tax rate (before taking into account tax credits) of the TDS affiliated group. Any deficiency in tax thereafter proposed by the Internal Revenue Service for any consolidated return year that involves income, deductions or credits of the Company or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of

TDS and at the expense of the Company. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of the Company, such deficiency or refund will be payable by or to the Company.

    If the Company ceases to be a member of the TDS affiliated group, and for a subsequent year the Company or its subsidiaries are required to pay a greater amount of Federal income tax than they would have paid if they had not been members of the TDS group after June 30, 1987, TDS will reimburse the Company for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by the Company or its subsidiaries after the Company leaves the TDS group will be disregarded. No reimbursement will be required if at any time in the future fewer than 500,000 Series A Common Shares are outstanding. Nor will reimbursement be required on account of the income of any subsidiary of the Company if more than 50% of the voting power of such subsidiary is held by a person or group other than a person or group owning more than 50% of the voting power of TDS. Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and the Company and its subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis.

CASH MANAGEMENT AGREEMENT

    The Company has from time to time deposited its excess cash with TDS for investment under TDS's cash management program pursuant to the terms of a Cash Management Agreement. Such deposits are available to the Company on demand and bear interest each month at the 30-day Commercial Paper Rate reported in THE WALL STREET JOURNAL on the last business day of the preceding month, plus 1/4%, or such higher rate as TDS may in its discretion offer on such demand deposits. The Company may elect to place funds for a longer period than on demand in which event, if such funds are placed with TDS, they will bear interest at the Commercial Paper Rate for investments of similar maturity plus 1/4%, or at such higher rate as TDS may in its discretion offer on such investments.

INTERCOMPANY AGREEMENT

    In order to provide for certain transactions and relationships between the parties, the Company and TDS have agreed under an Intercompany Agreement, among other things, as follows:

    SERVICES. The Company and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS's non-telephone company subsidiaries. Payments by the Company to TDS for such services totaled $27.6 million in 1995. For services provided to TDS, the Company receives payment for the salaries of its employees and agents assigned to render such services (plus 40% of the cost of such salaries in respect of overhead) for the time spent rendering such services, plus out-of-pocket expenses. Payments by TDS to the Company for such services were nominal in 1995.

    EQUIPMENT  AND  MATERIALS.    The  Company  and  its  subsidiaries  purchase
materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Purchases by the Company from TDS affiliates totaled $1.5 million in 1995.

    ACCOUNTANTS AND LEGAL COUNSEL. The Company has agreed to engage the firm of independent public accountants selected by TDS for purposes of auditing the financial statements of the Company, including the financial statements of its direct and indirect subsidiaries, and providing tax, data processing and all other accounting services and advice. The Company also has agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If TDS and the Company use the same counsel, each is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.

    INDEMNIFICATION. The Company will indemnify TDS against certain losses, claims, damages or liabilities including those arising out of: (i) the conduct by the Company of its business (except where the loss, claim, damage or liability arises principally from TDS's gross negligence or willful misconduct); and (ii) any inaccurate representation or breach of warranty under the Intercompany Agreement. TDS will similarly indemnify the

Company with respect to: (i) the conduct by TDS of its non-cellular businesses before July 1, 1987 (except where the loss, claim, damage or liability arises principally from the Company's gross negligence or willful misconduct); and (ii) any inaccurate representation or breach of warranty under the Intercompany Agreement.

    DISPOSAL OF COMPANY SECURITIES. TDS will not dispose of any securities of the Company held by it if such disposition would result in the loss of any license or other authorization held by the Company and such loss would have a material adverse effect on the Company.

    TRANSFER OF ASSETS. Without the prior written consent of TDS, the Company may not transfer (by sale, merger or otherwise) more than 15% of its consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.

REGISTRATION RIGHTS AGREEMENT; OTHER SALES OF COMMON SHARES

    Under a Registration Rights Agreement, the Company has agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933 or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any debt or equity securities of the Company that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that the Company will pay the fees of any counsel, accountants, trustees, transfer agents or other agents retained by the Company in connection therewith. TDS has the right to select the counsel the Company retains to assist it in fulfilling any of its obligations under the Registration Rights Agreement.

    There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that the Company will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of 1,000,000 shares or 1% of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5,000,000. The Company has also granted TDS the right to include its securities in certain registration statements covering offerings by the Company and will pay all costs of such offerings other than incremental costs attributable to the inclusion of securities of the Company owned by TDS in such registration statements.

    The Company will indemnify TDS and its officers, directors and controlling persons against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the Registration Rights Agreement. The Company has the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in the judgment of the Company, any offering by the Company then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any securities of the Company in any registration statement of the Company which, in the judgment of the managing underwriters, would materially adversely affect any offering by the Company. The rights of TDS under the Registration Rights Agreement are transferable to non-affiliates of TDS.

INSURANCE COST SHARING AGREEMENT

    Pursuant to an Insurance Cost Sharing Agreement, the Company and its officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to the Company on the same basis as premiums were allocated before the Insurance Cost Sharing Agreement was entered into, if the policies are the same as or similar to the policies in effect before the Insurance Cost Sharing Agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with the Company before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. Management of the Company believes that the amounts payable by the Company under the Insurance Cost Sharing Agreement are generally more favorable than the premiums the Company would pay if it were to obtain coverage under separate policies.

EMPLOYEE BENEFIT PLANS AGREEMENT

    Under an Employee Benefit Plans Agreement, employees of the Company participate in the TDS Tax-Deferred Savings Plan. The Company reimburses TDS for the costs associated with such participation. In addition, the Company has agreed to reimburse TDS for certain costs incurred by TDS in connection with the issuance of stock under the TDS Employee Stock Purchase Plans to employees of the Company.

ISSUANCE OF TDS SHARES ON BEHALF OF USM

    TDS may occasionally issue TDS securities in connection with the acquisition of cellular interests on behalf of the Company. At the time such acquisitions are closed, the acquired cellular interests are generally transferred to the Company, which reimburses TDS by issuing USM securities to TDS or by increasing the balance due to TDS under the Revolving Credit Agreement. The fair market value of the USM securities issued to TDS in connection with these transactions is calculated in the same manner and over the same time period as the fair market value of the TDS securities issued to the sellers in such acquisitions. During 1995, the Company issued 2.7 million USM Common Shares to TDS and became indebted to TDS for an additional $14.6 under the Revolving Credit Agreement, to reimburse TDS for 1.9 million TDS Common Shares issued in such transactions.

    In addition to the shares described in the preceding paragraph, additional securities of TDS and USM were authorized for issuance in connection with acquisitions of cellular interests that were pending at December 31, 1995. In connection with these acquisitions, TDS expects to issue in 1996 or later years approximately 1.0 million TDS Common Shares, for which the Company will reimburse TDS by issuing approximately 1.2 million USM Common Shares.

OTHER ARRANGEMENTS

    Walter C.D. Carlson, a director of TDS and the Company, Michael G. Hron, the Secretary of TDS and certain subsidiaries of TDS, William S. DeCarlo, the Assistant Secretary of TDS and certain subsidiaries of TDS, Stephen P. Fitzell, Secretary of the Company and certain other subsidiaries of TDS, and Sherry S. Treston, Assistant Secretary of the Company and certain other subsidiaries of TDS, are partners of Sidley & Austin, the principal law firm of the Company, TDS and their subsidiaries.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF THE COMPANY BY CERTAIN BENEFICIAL OWNERS

    The following table sets forth, at February 29, 1996, information regarding the persons who beneficially own more than 5% of any class of the voting securities of the Company. The nature of beneficial ownership in this table is sole voting and investment power, except as otherwise set forth in the footnotes.

                                                                                   SHARES OF    PERCENT OF     PERCENT OF
     SHAREHOLDER'S NAME AND ADDRESS                   TITLE OF CLASS              CLASS OWNED      CLASS      VOTING POWER
- - -----------------------------------------  ------------------------------------  -------------  -----------  ---------------
Telephone and Data Systems, Inc.           Common Shares                            36,389,295       68.9%           9.5%
  30 North LaSalle Street                  Series A Common Shares (1)               33,005,877      100.0%          86.2%
  Chicago, Illinois 60602

The Equitable Companies Inc.(2)            Common Shares                             6,326,678       12.0%           1.7%
  787 Seventh Avenue
  New York, New York 10019

- - ----------

(1) The Series A Common Shares are convertible on a share-for-share basis into Common Shares.

(2) Based on the most recent Schedule 13G (Amendment No. 5) filed with the SEC. Includes shares held by the following affiliates: The Equitable Life Assurance Society of the United States -- 3,043,731 shares; Alliance Capital Management, L.P. -- 3,281,547 shares; and Donaldson, Lufkin & Jenrette Securities Corporation -- 1,400 shares. Equitable reports sole voting power with respect to 6,247,678 shares, shared voting power with respect to 72,000 shares, sole dispositive power with respect to 6,325,278 shares and shared dispositive power with respect to 1,400 shares. Alpha Assurance I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Unit Europe Assurance Mutuelle and AXA, corporations organized under the laws of France, are affiliates of The Equitable Companies Inc.

SECURITY OWNERSHIP OF THE COMPANY BY MANAGEMENT

    Several officers and directors of the Company hold substantial ownership interests indirectly in the Company by virtue of their ownership of the capital stock of TDS. See "Beneficial Ownership of TDS by Directors and Executive Officers of the Company." In addition, the following executive officers and directors and all officers and directors as a group of the Company beneficially owned the following number of the Common Shares of the Company as of February 29, 1996:

                                                                             AMOUNT AND NATURE
                                                                               OF BENEFICIAL      PERCENT OF    PERCENT OF VOTING
                        NAME                              TITLE OF CLASS       OWNERSHIP (1)         CLASS            POWER
- - -----------------------------------------------------  --------------------  ------------------  -------------  -----------------
LeRoy T. Carlson, Jr.,
 C. Theodore Herbert,
 Ronald D. Webster and
 Michael G. Hron(2)..................................     Common Shares               7,477            *                *
LeRoy T. Carlson.....................................     Common Shares               1,243            *                *
LeRoy T. Carlson, Jr.................................           --                   --               --               --
H. Donald Nelson(3)(10)..............................     Common Shares              49,341            *                *
Murray L. Swanson....................................           --                   --               --               --
Walter C.D. Carlson..................................           --                   --               --               --
Paul Henri Denuit(4).................................           --                   --               --               --
Allan Z. Loren.......................................           --                   --               --               --
Joyce V. Gab Kneeland(5)(10).........................     Common Shares              21,484            *                *
Richard W. Goehring(6)(10)...........................     Common Shares              33,976            *                *
Kenneth R. Meyers(7)(10).............................     Common Shares              32,106            *                *
Douglas S. Arnold(8).................................     Common Shares               2,600            *                *
All directors and executive officers as a group (17
 persons)(9)(10).....................................     Common Shares             184,201            *                *

- - ----------

*   Less than 1%

 (1) The nature of beneficial ownership is sole voting and investment power unless otherwise specified.

 (2) Voting and investment power is shared by the persons named as trustees of the Telephone and Data Systems, Inc. Tax Deferred Savings Trust. Does not include 113,554 shares as to which voting and investment power is passed through to plan participants.

 (3) Includes 48,054 Common Shares subject to Options or SARs which are currently exercisable or exercisable within 60 days.

 (4) Does not include 2,279,583 Common Shares of the Company (4.3% of class) beneficially owned by S.A. Coditel and its affiliates. Paul-Henri Denuit is the Chief Executive Officer and Managing Director of S.A. Coditel, but disclaims beneficial ownership with respect to such shares.

 (5) Includes 16,531 Common Shares subject to Options or SARs which are currently exercisable or exercisable within 60 days.

 (6) Includes 33,976 Common Shares subject to Options or SARs which are currently exercisable or exercisable within 60 days.

 (7) Includes 26,456 Common Shares subject to Options or SARs which are currently exercisable or exercisable within 60 days. Also includes 1,000 Common Shares which are held by a trust for which Mr. Meyers is a trustee. Mr. Meyers disclaims beneficial ownership of such shares.

 (8) Includes 2,400 Common Shares subject to Options or SARs which are currently exercisable or exercisable within 60 days.

 (9) Includes 157,262 Common Shares subject to Options or SARs which are currently exercisable or exercisable within 60 days.

(10) Includes shares as to which voting and/or investment power is shared.

SECTION 16 COMPLIANCE

    Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder require the Company's directors and officers, and persons who are deemed to own more than ten percent of the Common Shares (collectively, the "Reporting Persons"), to file certain reports ("Section 16 Reports") with the SEC with respect to their beneficial ownership of Common Shares. The Reporting Persons are also required to furnish the Company with copies of all Section 16 Reports they file.

    Based on a review of copies of Section 16 Reports furnished to the Company by the Reporting Persons and written representations by directors and officers of the Company, the Company believes that all Section 16 filing requirements applicable to the Reporting Persons during and with respect to 1995 were complied with on a timely basis.

DESCRIPTION OF TDS SECURITIES

    The authorized capital stock of TDS consists of 100,000,000 Common Shares, $1.00 par value (the "TDS Common Shares"), 25,000,000 Series A Common Shares, $1.00 par value, (the "TDS Series A Common Shares") and 5,000,000 Preferred Shares, without par value (the "TDS Preferred Shares"). As of February 29, 1996, 52,576,779 TDS Common Shares (excluding 484,012 Common Shares held by a subsidiary of TDS), 6,893,101 TDS Series A Common Shares and 320,515 TDS Preferred Shares were outstanding.

    The TDS Series A Common Shares have ten votes per share, and TDS Common Shares and TDS Preferred Shares have one vote per share. The holders of TDS Series A Common Shares, TDS Common Shares and TDS Preferred Shares vote as a single group, except with respect to matters as to which the Iowa Business Corporation Act grants class voting rights and with respect to the election of directors. With respect to the election of directors, the holders of TDS Common Shares and the TDS Preferred Shares issued before October 31, 1981, voting as a group, are entitled to elect 25% of the board of directors of TDS, rounded up to the nearest whole number, and the holders of TDS Series A Common Shares and TDS Preferred Shares issued after October 31, 1981, voting as a group, are entitled to elect the remaining members of the board of directors of TDS.

SECURITY OWNERSHIP OF TDS BY CERTAIN BENEFICIAL OWNERS

    In addition to the persons listed under "Beneficial Ownership of TDS by Directors and Executive Officers of the Company," the following table sets forth, as of February 29, 1996, information regarding the persons who beneficially own more than 5% of any class of the voting securities of TDS. The nature of beneficial ownership in this table is sole voting and investment power, except as otherwise set forth in the footnotes.

                   SHAREHOLDER'S                                            SHARES OF TDS     PERCENT OF      PERCENT OF TDS
                 NAME AND ADDRESS                       TITLE OF CLASS       CLASS OWNED       TDS CLASS       VOTING POWER
- - ---------------------------------------------------  --------------------  ----------------  -------------  -------------------
The Equitable Companies Inc.(1)                      TDS Common Shares          11,791,605         22.4%              9.7%
  787 Seventh Avenue
  New York, New York 10019
Liberty Investment Management, Inc.(2)               TDS Common Shares           3,025,400          5.8%              2.5%
  2502 Rocky Point Drive
  Tampa, Florida 33607
Heine Securities Corporation(3)                      TDS Common Shares           2,787,900          5.3%              2.3%
  51 John F. Kennedy Parkway
  Short Hills, New Jersey 07078
The Capital Group Companies, Inc.(4)                 TDS Common Shares           2,732,600          5.2%              2.2%
  333 South Hope Street
  Los Angeles, California 90071
Van and Janet McDaniel                               TDS Preferred Shares           62,500         19.5%             *
  160 Stowell Road
  Salkum, Washington 98582
William and Betty McDaniel                           TDS Preferred Shares           46,666         14.6%             *
  160 Stowell Road
  Salkum, Washington 98582
Roland G. and Bette B. Nehring                       TDS Preferred Shares           23,030          7.2%             *
  5253 North Dromedary Road
  Phoenix, Arizona 85018
The Peterson Revocable Living Trust                  TDS Preferred Shares           20,637          6.4%             *
  Kenneth M. & Audrey M. Peterson, Trustees
  108 Avocado Lane
  Weslaco, Texas 78596
Regional Operations Group, Inc.                      TDS Preferred Shares           19,408          6.1%             *
  312 South 3rd Street
  Minneapolis, Minnesota 55440

- - ----------
*    Less than 1%

(1) Based on the most recent Schedule 13G (Amendment No. 9) filed with the SEC. Includes shares held by the following affiliates: The Equitable Life Assurance Society of the United States -- 4,322,300 shares; Alliance Capital Management, L.P. -- 7,468,390 shares; and Donaldson Lufkin & Jenrette Securities Corporation -- 915 shares. Equitable reports sole voting power with respect to 11,428,250 shares, shared voting power with respect to 84,600 shares, sole dispositive power with respect to 11,790,690 shares and shared dispositive power with respect to 915 shares. Alpha Assurance I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle and AXA, corporations organized under the laws of France, are affiliates of The Equitable Companies, Inc.

(2) Based on a Schedule 13G filed with the SEC. Such Schedule 13G reported that Liberty Investment Management, Inc. exercised sole voting and investment discretion with respect to all 3,025,400 shares.

(3) Based on a Schedule 13G filed with the SEC. The Schedule 13G reports that Heine Securities Corporation ("HSC") is an investment adviser registered under the Investment Advisers Act of 1940, and that one or more of HSC's advisory clients is the legal owner of the securities covered by such
     Schedule 13G. HSC reports sole investment discretion and voting authority with respect to such securities. The Schedule 13G also reports that it is being filed by Michael F. Price who, in his capacity as President of HSC, exercises voting control and dispositive power over the securities reported by HSC. The Schedule 13G reports that neither Mr. Price nor HSC has any interest in dividends or proceeds from the sale of such securities or owns any such securities for his or its own account, and that Mr. Price and HSC disclaim beneficial ownership of all the securities owned by HSC's advisory clients reported therein by HSC.

(4) Based on a Schedule 13G filed with the SEC. Such Schedule 13G reported that Capital Guardian Trust Company and Capital Research and Management Company, operating subsidiaries of The Capital Group, Inc., exercised sole voting and investment discretion with respect to 847,700 and 2,732,600 shares, respectively. Beneficial ownership was disclaimed with respect to all such shares.

SECURITY OWNERSHIP OF TDS BY MANAGEMENT OF THE COMPANY

    The following table sets forth the number of TDS Common Shares and TDS Series A Common Shares beneficially owned by each director of the Company, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of the Company as a group as of February 29, 1996.

                                                                               AMOUNT AND
                                                                                NATURE OF
     NAME OF INDIVIDUAL OR NUMBER                                              BENEFICIAL     PERCENT OF     PERCENT OF TDS
         OF PERSONS IN GROUP                     TITLE OF TDS CLASS           OWNERSHIP(1)     TDS CLASS      VOTING POWER
- - --------------------------------------  ------------------------------------  -------------  -------------  -----------------
LeRoy T. Carlson, Jr.,
  Walter C.D. Carlson,
  Letitia G.C. Carlson,
  Donald C. Nebergall and
  Melanie J. Heald(2).................  TDS Series A Common Shares               6,269,174         90.9%            51.5%
LeRoy T. Carlson, Jr.,
  C. Theodore Herbert,
  Ronald D. Webster and
  Michael G. Hron(3)..................  TDS Common Shares                            1,008         *                *
                                        TDS Series A Common Shares                 146,576          2.1%             1.2%
LeRoy T. Carlson, Jr.,
  C. Theodore Herbert,
  Ronald D. Webster and
  Michael G. Hron(4)..................  TDS Common Shares                           32,306         *                *
LeRoy T. Carlson(5)...................  TDS Common Shares                           30,127         *                *
                                        TDS Series A Common Shares                  77,003          1.1%            *
LeRoy T. Carlson, Jr.(6)..............  TDS Common Shares                          100,510         *                *
Walter C.D. Carlson(7)................  TDS Common Shares                               67         *                *
Murray L. Swanson(8)(9)...............  TDS Common Shares                           33,825         *                *
                                        TDS Series A Common Shares                   2,465         *                *
Paul Henri-Denuit.....................                   --                        --             --               --
Allan Z. Loren........................                   --                        --             --               --
H. Donald Nelson(9)...................  TDS Common Shares                            3,779         *                *
                                        TDS Series A Common Shares                   5,200         *                *
Joyce V. Gab Kneeland(9)..............  TDS Common Shares                            1,947         *                *
Richard W. Goehring(9)................  TDS Common Shares                            8,873         *                *
Kenneth R. Meyers(9)(10)..............  TDS Common Shares                            2,926         *                *
Douglas S. Arnold.....................                   --                        --             --               --
All directors and executive officers
  as a group (17 persons)(9)(11)......  TDS Common Shares                          229,283         *                *
                                        TDS Series A Common Shares               6,500,418         94.3%            53.4%

- - ----------
*   Less than 1%

(1) The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.

(2) The shares of TDS listed are held by the persons named as trustees under a voting trust which expires June 30, 2009, created to facilitate long-standing relationships among the trust certificate holders. Under the terms of the voting trust, the trustees hold and vote the Series A Common Shares of TDS held in the trust. If the voting trust were terminated, the following persons would each be deemed to own beneficially over 5% of the outstanding TDS Series A Common Shares: Margaret D. Carlson (wife of LeRoy
    T. Carlson), LeRoy T. Carlson, Jr., Walter C.D. Carlson, Prudence E. Carlson, Letitia G.C. Carlson (children of LeRoy T. Carlson and Margaret D. Carlson), and Donald C. Nebergall, as trustee under certain trusts for the benefit of the heirs of LeRoy T. and Margaret D. Carlson and an educational institution. In addition, Margaret D. Carlson owns 51,035 TDS Series A Common Shares directly and Prudence E. Carlson owns 194,148 TDS Series A Common Shares directly.

(3) Voting and investment control is shared by the persons named as trustees of the Telephone and Data Systems, Inc. Employees' Pension Trust I.

(4) Voting and investment control is shared by the persons named as trustees of the Telephone and Data Systems, Inc. Tax-Deferred Savings Trust. Does not include 197,255 shares as to which the voting and investment power is passed through to plan participants.

(5) Includes 23,896 TDS Common Shares that Mr. LeRoy T. Carlson may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days, and 51,035 Series A Common Shares held by Mr. Carlson's wife. Beneficial ownership is disclaimed as to the shares held by Mr. Carlson's wife. Does not include 257,681 TDS Series A Common Shares (3.7% of class) held for the benefit of Mr. LeRoy T. Carlson in the voting trust described in footnote (2) above. Beneficial ownership is disclaimed as to 643,870 TDS Series A Common Shares held for the benefit of his wife in such voting trust (9.3% of the class).

(6) Includes 95,704 TDS Common Shares that Mr. LeRoy T. Carlson, Jr. may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days. Does not include 1,071,956 TDS Series A Common Shares (15.6% of class) held in the voting trust referred to in footnote (2) above, of which 1,038,542 shares are held for the benefit of Mr. LeRoy T. Carlson, Jr. Beneficial ownership is disclaimed as to 33,414 TDS Series A Common Shares held for the benefit of his wife, his children and others in such voting trust.

(7) Does not include 1,075,958 TDS Series A Common Shares (15.6% of class) held in the voting trust referred to in footnote (2) above, of which 1,047,936 shares are held for the benefit of Mr. Walter C.D. Carlson. Beneficial ownership is disclaimed with respect to 28,022 TDS Series A Common Shares held for the benefit of his wife and children in such voting trust.

(8) Includes 15,338 TDS Common Shares that Mr. Swanson may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days.

(9) Includes shares held as to which voting and/or investment power is shared.

(10) Includes 2,450 shares held in a trust for which Mr. Meyers is a trustee. Mr. Meyers disclaims beneficial ownership of such shares.

(11) Includes 141,550 shares subject to stock options exercisable on February 29, 1996 or within 60 days thereof.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    In order to be considered for inclusion in the Company's proxy materials for the 1997 Annual Meeting of Shareholders, any shareholder proposal must be addressed to United States Cellular Corporation, 8410 W. Bryn Mawr Ave., Suite 700, Chicago, Illinois 60631, Attention: Secretary, and must be received no later than December 19, 1996.

                                    GENERAL

    Your proxy is solicited by the Board of Directors and its agents and the cost of solicitation will be paid by the Company. Officers, directors and regular employees of the Company, acting on its behalf, may also solicit proxies by telephone, facsimile transmission or personal interview. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares of record by such persons. The Company has retained Kissel-Blake Inc. to aid in solicitation of proxies for a fee of $2,500, plus out-of-pocket expenses.

    THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER AS OF THE RECORD DATE, AND WILL PROVIDE COPIES OF THE EXHIBITS TO THE REPORT UPON PAYMENT OF A REASONABLE FEE THAT WILL NOT EXCEED THE COMPANY'S REASONABLE EXPENSES INCURRED IN

CONNECTION THEREWITH. REQUESTS FOR SUCH MATERIALS SHOULD BE DIRECTED TO UNITED STATES CELLULAR CORPORATION, 8410 WEST BRYN MAWR AVENUE, SUITE 700, CHICAGO, ILLINOIS 60631, ATTENTION: EXTERNAL REPORTING DEPARTMENT, TELEPHONE: (312) 399-8900.

                                 OTHER BUSINESS

    It is not anticipated that any action will be asked of the shareholders other than that set forth above, but if other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

                                          By order of the Board of Directors

                                                     [SIG]
                                          STEPHEN P. FITZELL
                                          SECRETARY

                    ALL SHAREHOLDERS ARE URGED TO SIGN, DATE
                        AND MAIL THEIR PROXIES PROMPTLY.

PROXY                                                                     PROXY


                PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF
     THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF
                     UNITED STATES CELLULAR CORPORATION
                         TO BE HELD ON MAY 15, 1996

     The undersigned hereby appoints LeRoy T. Carlson, Jr., and H. Donald Nelson, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 1996 Annual Meeting of the Shareholders of United States Cellular Corporation, or at any adjournment thereof, upon the matters as set forth in the Notice of Annual Meeting and Proxy Statement, as designated on the reverse side hereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEE AND "FOR" PROPOSAL 2.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE HEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEE IN PROPOSAL 1 AND FOR PROPOSAL 2.

              PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE
                          (CONTINUED ON REVERSE SIDE)

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  /x/

                                FOR the          WITHHOLD AUTHORITY
                                Nominee        to Vote for the Nominee

1.   Election of Directors        / /                     / /
     Allan Z. Loren

                                         FOR           AGAINST        ABSTAIN
2.   Ratify Accountants for 1996         / /             / /            / /

3. In accordance with their discretion, upon all other matters that may properly come before said Annual Meeting and any adjournment thereof

Dated:_____________________________________, 1996

Please Sign Here_________________________________

Please Sign Here_________________________________

(Note: Please date this proxy and sign it exactly as your name or names appear hereon. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, etc. Please return signed proxy in the enclosed envelope.)